EXHIBIT 4.1

March 28, 2008

Securities and Exchange Commission
Washington, DC 20549

Re:	Pacific State Bancorp
Commission File No. 000-49892

To whom it may concern:

          Pursuant to the requirements set forth in paragraph (b)(4)(iii) of item 601 of Regulation S-K, and in connection with the filing of its Annual Report on Form 10-K for the year ended December 31, 2007, Pacific State Bancorp hereby agrees to file with the Commission, upon request, a copy of the Company’s Indenture dated June 27, 2007, for its $5.0 Million in principal amount of Floating Rate Junior Subordinated Debentures due 2037, issued to Pacific State Statutory Trust III.

PACIFIC STATE BANCORP

By:	/s/ STEVEN A. ROSSO
Steven A. Rosso
President/CEO